PROMISSORY NOTE

February 24, 2011

AMOUNT: **$35,000**

FOR VALUE RECEIVED, The Guitammer Company, an Ohio corporation, (***Maker***) promises to pay to the order of Carl A. Generes (***Holder***), the principal sum of thirty thousand dollars ($35,000), without interest, on February 23, 2012. Payments shall be made to Carl A. Generes at 4358 Shady Bend Drive, Dallas, Texas 75244. This Note may be prepaid in part or in full without penalty.

Holder may convert at any time after January 24, 2012 upon 30-days prior written notice to Maker, in whole or in part, this Promissory Note into shares of common stock of Maker at the rate of $665 per share (subject to adjustment as provided below), by written notice to Maker, which shall state the election to convert a dollar amount of this Promissory Note into the number of shares of common stock of the Maker at the rate of $665 per share (or as adjusted as provided herein) and such other representations and agreements as to Holder's investment intent with respect to such shares as may be required by Maker. Such written notice shall be signed by Holder and shall be delivered in person or by certified mail to the President, Vice-President or Secretary of Maker.

Subject to any required action by the shareholders of the Maker, the number of shares of common stock into which this Promissory Note may be converted, as well as the $665 conversion price per share, shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock of Maker resulting from a stock split, reverse stock split, combination or reclassification of the common stock, or the payment of a stock dividend or any other increase or decrease in the number of issued shares of common stock effected without

receipt of consideration by the Maker; provided, however, that the conversion of any convertible securities of the Maker shall not be deemed to have been effected without the receipt of consideration.

In the event of the merger, consolidation or reorganization of the Maker with or into another corporation as a result of which the Maker is not the surviving corporation or as a result of which the outstanding shares of common stock are exchanged for or converted into cash or property or securities not of the Maker, the Maker shall give Holder 30 days prior written notice of any such transaction and make provision for the assumption of all obligations of Maker and rights of Holder pertaining to this Promissory Note by the successor corporation or a parent or a subsidiary thereof.

No fractional shares of common stock shall be issuable on account of any action heretofore described, and the aggregate number of shares into which this Promissory Note may be converted, when changed as the result of such action, shall be rounded-up into the largest number of whole shares resulting from such action.

If any default occurs in the making of payments hereunder and such default continues for more than ten days after written notice thereof from Holder to Maker, the entire balance of this Note shall become immediately due and payable, if not already due and payable, at Holder's election expressed by written notice mailed to Maker's last known address.

Any assignment for the benefit of creditors by Maker or the institution by or against Maker of any proceedings under the Bankruptcy Act or any other law in which Maker is alleged to be insolvent or unable to pay debts as they mature that is not dismissed within 90 days of filing shall be deemed a demand and shall render this Promissory Note due and payable immediately.

In the event of any litigation by either party to enforce or otherwise pertaining or related to this Note, the losing party shall, in such litigation, reimburse the prevailing party for all reasonable attorney fees and costs.

The Guitammer Company

By: ______________________

Mark A. Luden, President

2/24/11